Exhibit 10.23

LOAN AGREEMENT

Dental Community Financial Holdings, Ltd., with an address of 6900 N. Dallas Parkway, Suite 625, Plano, Texas 75024 (“Lender”), and Tectonic Advisors, LLC, with an address of 6900 N. Dallas Parkway, Suite 500, Plano, Texas 75024 (“Borrower”), agree as follows:

I.        LOAN

Subject to the terms and conditions stated in this loan agreement, Lender will re-finance its current loan with the Borrower, with an aggregate principal balance (including accrued by unpaid interest thereon) of $7,352,622.66 (SEVEN MILLION, THREE HUNDRED FIFTY-TWO THOUSAND, SIX HUNDRED TWENTY-TWO DOLLARS AND 66/100s) as of the date hereof (collectively, the “Initial Balance”), into a new loan (the “Loan”), the proceeds of which shall re-finance the entire Balance into a single Loan (with a Principal Balance equal to the Initial Balance) and Promissory Note, with the existing notes being cancelled as paid in full upon entering this Loan Agreement and the issuance of the new Promissory Note. The Loan will have the following payment terms: (a) for the first six months, the Loan will accrue interest on the Principal Balance at a rate of 18% per month, which shall be paid in kind and added to the then current Principal Balance of the Loan and (b) for the remaining fifty-five months, the Principal Balance of the Loan shall bear interest at 10% per annum and interest shall be payable in monthly interest installments, subject to Article III below. In the event that there is a BSL Event of Default, the Borrower shall make PIK Payments on the then current Principal Balance at an interest rate of 10% per annum (payable monthly), with the PIK Payments being added to the then current Principal Payment. The entire outstanding Principal Balance shall be due and payable on the fifth anniversary of the date hereof.

II.       PREPAYMENT

There is no prepayment penalty for the Loan. Further, the Borrower can designate any prepayment to either the Principal Balance or future interest payments, at its option.

III.     SUBORDINATED INDEBTEDNESS

The Loan shall be expressly subordinated to any and all guaranty obligations of the Borrower in support of indebtedness of T Bancshares, Inc., (which is anticipated to be incurred in connection with the acquisition of T Bancshares, Inc. by T Acquisition, Inc.) (“Bank Stock Loan”). Notwithstanding anything to the contrary herein, to the extent that (a) the Bank Stock Loan is in default (which default has not been waived), (b) T Bank, NA cannot pay dividends to T Bancshares, Inc. in amounts necessary to pay the principal and interest of the Bank Stock Loan or (c) management of T Bancshares, Inc. notifies the Borrower that T Bancshares, Inc. may not be in a position to make interest and principal payments on the Bank Stock Loan ((a)-(c) shall be referred to as a BSL Event of Default), the Borrower shall be entitled to elect to pay its interest obligations under the Promissory Notes as payments in kind (“PIK Payments”).

IV.      USE OF PROCEEDS

The proceeds of the Loan shall be used by Borrower to re-finance the Initial Balance.

V.       REPRESENTATIONS OF BORROWER

Borrower represents as follows:

(a)	Borrower is incorporated under the laws of the State of Texas and is in good standing.
(b)	Borrower is authorized by its constituent documents and applicable law to enter into this agreement.

VI.     AFFIRMATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that it will:
(a)	Keep accurate financial records of all business operations, and provide lender with unaudited financial statements thirty (30) days after the close of each quarter.
(b)	Permit inspections of its books, records, premises, and assets by Lender on reasonable notice to Borrower.

VII.    EVENTS OF DEFAULT

It shall be an event of default in the event that: (a) there is no BSL Event of Default and (b) the Borrower fails to make a required payment when due pursuant to the terms of the Promissory Note and Section 1 above.

VIII.  REMEDIES

On the occurrence of any event of default (after notice and a 20 business day cure period), all obligations under this loan will immediately become due and payable on demand of Lender without presentation, demand for payment, notice of dishonor, protest, or notice of protest of any kind, all of which are expressly waived by the Borrower. Lender will have all remedies provided by the Texas Business and Commerce Code, as well as all other remedies available at law or equity, and provided under this loan agreement and related agreements and instruments.

IX.     WAIVER

Lender’s failure or delay to exercise any right or privilege under this agreement will not operate as a waiver of any such right or privilege or any further exercise of the right or privilege.

XII. MISCELLANEOUS
(a)	Texas law will govern this agreement. Any lawsuits brought concerning this agreement or the subject matter hereof shall be brought in Collin County, Texas.

(b)	This agreement sets out the entire agreement of the parties.
(c)	If any part of this agreement is held to be invalid, all other parts will continue in effect as if the invalid provision had never been included.

EXECUTED at Plano, Collin County, Texas effective on the 1st day of January, 2017.

BORROWER:

TECTONIC ADVISORS, LLC

BY:	TECTONIC SERVICES, LLC, ITS MANAGER

By:	/s/ A. Haag Sherman
A. Haag Sherman, its Chief Executive Officer

DENTAL COMMUNITY FINANCIAL HOLDINGS, LTD.:

BY:	DENTAL COMMUNITY HOLDINGS, INC., ITS GENERAL PARTNER

By:	/s/ Darrell W. Cain
Darrell W. Cain, President